Exhibit 5.1

201 Redwood Shores Parkway

Redwood Shores, CA 94065-1134

+1 650 802 3000 tel

+1 650 802 3100 fax

July 24, 2012

Oclaro, Inc.

2560 Junction Avenue

San Jose, CA 95134

Ladies and Gentlemen:

We have acted as counsel to Oclaro, Inc., a Delaware corporation (the “Company”), in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as of March 26, 2012, by and among the Company, Tahoe Acquisition Sub, Inc., a Delaware corporation, and Opnext, Inc., a Delaware corporation (as it may be amended from time to time, the “Merger Agreement”), and in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of up to 44,399,479 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) to be issued in connection with the transactions contemplated by the Merger Agreement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Merger Agreement, the Company’s certificate of incorporation (the “Certificate of Incorporation”), and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement.

July 24, 2012

Based on the foregoing and subject to the qualifications stated herein, we are of the opinion that the Shares have been duly authorized and when issued as contemplated by Merger Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the joint proxy statement/prospectus which is a part of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP